Exhibit 99.1
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                           [INSERT PRESS RELEASE HERE]


For Immediate Release

BSD Medical Receives FDA Approval to Investigate New Cancer Treatment Applicator

     SALT LAKE CITY, May 11, 2004--BSD Medical Corp. (OTCBB:BSDM) today announced that the FDA has granted BSD an investigational device exemption (IDE) approval for a new applicator used with the BSD-2000 Regional Hyperthermia System. The new applicator, called the "Sigma Ellipse," uses an array of antennae surrounding the patient to focus microwave energy on cancerous tissues located deep in the body--such as ovarian, prostate, bladder, cervical and colon cancers--and raise them to fever-level temperatures. The patient lies in a prone position and the applicator can be moved along the patient's body to the ideal position for focusing on the cancer.

     The Sigma Ellipse applicator is an improved design of the Sigma-60 applicator, which has already been used in many human clinical trials. The FDA accepted the new Sigma Ellipse as a developmental packaging change in the Sigma-60 applicator. The new Sigma Ellipse was designed to facilitate commercial manufacturing and commercial patient treatment, anticipating submission to the FDA for marketing approval of the BSD-2000. A new commercial version of the BSD-2000 amplifier has already received IDE approval, and a new commercial computer control system has been developed and is being prepared for submission for IDE approval. The phase-3 clinical trials that will be used in seeking FDA pre-market approval for the BSD-2000 have been concluded.

     The therapeutic basis for hyperthermia therapy is that mild (fever-level) heat causes more blood to flow to the tumor, improving the opportunity for chemotherapy drugs carried by blood to permeate the cancer. Since blood also delivers oxygen, increased blood flow improves oxygen levels in the cancer, allowing radiation treatments to better form the oxygen radicals required to destroy cancer cell DNA. Further, giving cancer a fever forces dormant cancer cells that often form the bulk of tumor cores to increase their rate of metabolism to a higher level than can be supported by their energy supply or their ability to expel waste. Heat therefore causes them to die from depletion and increased acidity. Tumor core cells are problematic for both radiation and chemotherapy, making fever-level heat a desirable complementary therapy to improve the performance of radiation and chemotherapy, and to assist in killing cancer cells. Substantial improvements in cancer control and long-term survival have been demonstrated in clinical trials when heat was added to the treatment of some cancers. To learn more about this therapy visit www.bsdmc.com.

     BSD Medical Corporation is the leading developer of microwave systems used to treat cancer using mild (fever-level) temperatures.

     Statements contained in this press release that are not historical facts are forward looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. The new Sigma Ellipse applicator and the BSD-2000 have not received FDA pre-market, and there can be no assurance that they will receive pre-market approval in the future.

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